EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors of
Hungarian Telephone and Cable Corp.


    We consent to incorporation by reference in the Registration Statement on Form S-8 of Hungarian Telephone and Cable Corp. of our report dated March 29, 1996, relating to the consolidated balance sheet of Hungarian Telephone and Cable Corp. and Subsidiaries as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 1995 annual report on Form 10-K of Hungarian Telephone and Cable Corp.


KPMG Peat Marwick LLP


/s/KPMG Peat Marwick LLP
----------------------------
New York, New York
October 16, 1996